UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

October 6, 2022

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	IVAC	The Nasdaq Stock Market LLC (Nasdaq) Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Employment Agreement with Director

On October 6, 2022, Intevac, Inc. (the “Company”) entered into an at-will employment offer letter (the “Offer Letter”) with Mark Popovich, which sets forth the terms governing his employment in a non-executive officer role with the Company. Pursuant to the Offer Letter, Mr. Popovich’s initial annual base salary will be $350,000, he will be eligible to participate in the Company’s Annual Incentive Plan, with an initial performance-based target bonus opportunity of 60% of his then-current base salary, and the Company will recommend that Mr. Popovich be granted (i) an award of 50,000 restricted stock units (“RSUs”) that will be scheduled to vest in equal annual installments over three years and (ii) an award of 41,300 performance-based RSUs (“PRSUs”) at target (82,600 PRSUs at maximum performance), which will vest, if at all, based on the same stock price hurdle metrics as the PRSUs described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2022. Mr. Popovich’s RSU and PRSU awards will be subject to the terms, definitions and provisions of the Company’s 2020 Equity Incentive Plan and award agreements thereunder.

In addition, on October 6, 2022, the Company entered into a change in control agreement with Mr. Popovich. Pursuant to the terms of the change in control agreement, if within twelve months following a change in control (as such term is defined in the Company’s 2020 Equity Incentive Plan), the Company terminates Mr. Popovich without cause or if he resigns for good reason (as such terms are defined in the change in control agreement) (each, a “qualifying termination”), Mr. Popovich will receive (i) severance from the Company in the amount of six months of his then-existing base salary, payable in equal installments over a period of six months following his termination, and (ii) immediate vesting of each of his then-outstanding Company equity awards other than performance-based awards. The receipt of severance under the change in control agreement is contingent upon Mr. Popovich signing and not revoking a release of claims in favor of the Company. The change in control agreement provides that, in the event the severance payments and other benefits payable to Mr. Popovich constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then his severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by him on an after-tax basis of the greatest amount of benefits.

The foregoing description is qualified in its entirety by reference to the Offer Letter and the change in control agreement, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 6, 2022, Mark Popovich resigned from the Company’s Board of Directors, effective November 11, 2022. Mr. Popovich’s resignation is not based upon any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer letter, effective as of October 6, 2022, between Intevac and Mark Popovich

10.2	Change in Control Agreement, effective as of October 6, 2022, between Intevac and Mark Popovich

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: October 12, 2022	/s/ JAMES MONIZ
James Moniz
Executive Vice President, Finance and Administration, Chief Financial Officer, Secretary and Treasurer